Consent of Independent Registered Public Accounting Firm

Trustees of Peoples Bancorp Inc. Retirement Savings Plan
Marietta, Ohio

We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-1803, No. 333-108383 and No. 333-189744) of the Peoples Bancorp Inc. Retirement Savings Plan of our report dated June 28, 2024, on our audit of the statements of net assets available for benefits of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 2023, and the related statement of changes in net assets available for benefits for the year ended December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of Peoples Bancorp Inc. Retirement Savings Plan.

/s/ S.R. Snodgrass, P.C.
Cranberry Township, Pennsylvania
June 28, 2024